Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Centra Financial Holdings, Inc.:
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2007, in the Registration Statement (Form S-1, No. 333-00000) and related prospectus of Centra Financial Holdings, Inc. for the registration of 1,000,000 shares of its common stock.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 11, 2007